Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-39840, 333-57214, 333-63856, 333-115384, 333-121774, 333-122048, 333-125807, 333-130420, and 333-133609 on the respective Forms S-8, in Amendment No. 1 to Registration Statement No. 333-125666 on Form S-3, in Amendment No. 1 to Registration Statement No. 333-127210 on Form S-3, and in Registration Statement No. 333-133062 on Form S-3 of Harrah’s Entertainment, Inc. of our report dated March 10, 2006 (August 8, 2006 as to Notes 3, 4, 5 and 18), relating to the consolidated financial statements and financial statement schedule of Harrah’s Entertainment, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Harrah’s Entertainment, Inc.’s change in 2005 in its presentation of its consolidated statements of cash flows to separately disclose cash flows from operating, investing, and financing activities of discontinued operations and to present the proceeds from the sale of discontinued operations as an investing activity of continuing operations) appearing in this Current Report on Form 8-K of Harrah’s Entertainment, Inc.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada
August 8, 2006